UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 18, 2005

EDISON MISSION ENERGY

(Exact name of registrant as specified in its charter)

DELAWARE	000-24890	95-4031807
(State or other jurisdiction of	(Commission file	(I.R.S. employer
incorporation)	number)	identification no.)

18101 Von Karman Avenue

Irvine, California  92612

(Address of principal executive offices, including zip code)

949-752-5588

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report includes forward-looking statements. Edison Mission Energy has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this current report and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside Edison Mission Energy’s control. Edison Mission Energy has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This current report should be read in conjunction with Edison Mission Energy’s 2004 Annual Report on Form 10-K.

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

On April 18, 2005, Edison Mission Energy’s indirect subsidiary, Midwest Generation, LLC, completed a refinancing of indebtedness. The refinancing was effected through the amendment and restatement of Midwest Generation’s existing credit facility, originally entered into April 27, 2004, with Citicorp North America, Inc. as administrative agent for a syndicate of over 200 lenders. The existing credit facility had provided for $700 million of first priority secured institutional term loan due in 2011 and a $200 million first priority secured revolving credit, working capital facility due in 2009. Citicorp North America, Inc. will continue as administrative agent for the syndicate of lenders.

The refinancing consists of, among other things, a repricing of the term loan and a new $300 million revolving credit, working capital facility due in 2011. The previously existing $200 million working capital facility remains in place.  Midwest Generation drew in full upon the new $300 million working capital facility at closing and used the proceeds to pay down an equivalent portion of the existing term loan. After giving effect to the paydown, the term loan will carry a lower interest rate of LIBOR + 2%. The maturity date of the repriced term loan remains 2011.  The new working capital facility, together with the existing working capital facility, will share the first lien priority with the repriced term loan. The new working capital facility will carry an interest rate of LIBOR + 2.25%. The maturity date of the new working capital facility will be 2011; however, the lenders can request to be fully repaid in 2010.

On the day after the closing of the refinancing transaction, Edison Mission Energy contributed $300 million in equity to Midwest Generation, and Midwest Generation used the proceeds of this equity contribution to repay the loans outstanding under the new working capital facility. Thus, after completion of the actions outlined herein, Midwest Generation has $343 million outstanding under its term loan and $500 million of working capital facilities available for working capital requirements, including credit support for hedging activities.  Approximately $5 million is currently outstanding under these facilities.

Under the terms of Midwest Generation's credit agreement, Midwest Generation is currently required to use an amount equal to one-third of any distribution to repay debt, execpt that Midwest Generation can make distributions in an amount equal to Edison Mission Energy's $300 million equity contribution (made on April 19, 2005) without having to make a concurrent repayment of debt.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Edison Mission Energy

(Registrant)

Date:	April 19, 2005	/s/ W. James Scilacci
W. JAMES SCILACCI Senior Vice President and Chief Financial Officer